                                                                                              EXHIBIT 11-1




                                                        NAC RE CORP. AND SUBSIDIARIES
                                                  COMPUTATION OF PRIMARY EARNINGS PER SHARE
                                              (Dollars in thousands, except per share amounts)


PRIMARY EARNINGS PER SHARE OF COMMON STOCK AND COMMON STOCK EQUIVALENTS




                                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                                          -------------------------   -----------------------
                                                              1996           1995          1996        1995
                                                         ----------    ----------    ----------   ----------
Net income applicable to Common Stock                       $16,038       $17,599       $53,224      $43,568
                                                         ==========    ==========    ==========   ==========
Average number of common shares outstanding              18,750,668    17,591,170    18,957,387   17,554,752


Add:
  Assumed exercise of dilutive stock options (1)            400,078       447,314       363,768      387,350
                                                         ----------    ----------    ----------   ----------

Common stock and common stock equivalents outstanding    19,150,746    18,038,484   19,321,155    17,942,102
                                                         ==========    ==========    ==========   ==========

Net income per share assuming dilution of common stock
equivalents                                                  $0.84          $0.98         $2.75        $2.43
                                                         ==========    ==========    ==========   ==========




(1) Computed utilizing the average market price of the Common Stock for the period.


NOTE: The Company's 5.25% convertible subordinated debentures due 2002 are not considered to be common stock equivalents in the calculation of primary earnings per share.





                                                                    -16-